Exhibit 99.3

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 793 7500 x133	March 8, 2007 Tim Ryan, The Trout Group 646.378.3924

NEOPROBE RELEASES TEXT OF 2007 LETTER TO SHAREHOLDERS

DUBLIN, OHIO - March 8, 2007 --Neoprobe Corporation (OTCBB: NEOP) a diversified developer of innovative oncology diagnostic and treatment products and cardiovascular surgical and diagnostic products today released the text of its annual Letter to Stockholders from Neoprobe Chairman Dr. Julius R. Krevans and President and CEO David C. Bupp.

The letter highlights Neoprobe’s business and financial activities in 2006 and early 2007 and outlines planned business initiatives for the remainder of 2007. The text of the stockholder letter follows.

Dear Fellow Stockholders,

This past year was an exciting and a challenging one for Neoprobe Corporation as we strived to achieve our commercialization and development objectives and to overcome the developmental and regulatory hurdles associated with our biomedical products. Despite the challenges we faced, we made steady progress in all aspects of our business strategy. In addition, our progress sets the stage for development advancements that we believe will provide significant milestone achievements in 2007. We continue to execute a two-pronged commercial strategy comprised of building on a solid foundation of medical devices while we develop a platform of recurring revenue products led by Lymphoseek®. During 2006, key commercial and development milestones were achieved in both areas.

Our 2006 loss from operations decreased from 2005 despite our continued investment in research and development activities associated with our biomedical product initiatives. Margin contribution from our medical device businesses continued to be strong and to cover a significant portion of our public company corporate overhead costs. This allowed us to devote our financial resources to the development of the technology platforms that we expect to provide future incremental returns. Our total operating loss for the year was $4.7 million and included $1.5 million in non-cash charges.

Neoprobe’s core gamma detection device businesses continued to perform well in 2006. Our neo2000® system continues to be recognized as the market leader among gamma detection devices. In 2006, we took steps to refresh the brand with the introduction at the October 2006 meeting of the American College of Surgeons (ACS) of the first wireless probes based upon Bluetooth® technology. In addition, the new Bluetooth probes incorporate increased probe sensitivity, further improving the already superior gamma detection capability and performance of the neo2000. Demonstrating of the ongoing flexibility of our neo2000 system, all models of the neo2000 can be simply and easily upgraded to permit the use of the Bluetooth probe. The product was very well received by surgeons at the ACS meeting and we commenced shipment of the product to our primary distribution partner before year-end. The Bluetooth probes may lead to an increased market share for our gamma detection device products in 2007 and beyond, and the technology may provide a platform for the introduction of additional products in the near future.

The commercialization efforts for our blood flow measurement devices began to provide some positive results in 2006. In June we announced the completion of a marketing and distribution agreement with ESTECH, Inc. for our Quantix® line of blood flow measurement products. The ESTECH agreement provides us with access to an established sales and marketing organization in the United States and Europe that is dedicated to meeting the product needs of cardiovascular and vascular surgeons. Our agreement with ESTECH, coupled with our Asian distribution arrangements, provides us with a global sales and marketing network for the Quantix products. While the training of the ESTECH sales organization continued through the fourth quarter of 2006, we believe the organization is poised to deliver improved product sales results in 2007.

NEOPROBE CORPORATION
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On an overall basis in 2006, revenue from sales and service of our medical devices increased to $6.1 million or approximately 2% over 2005. This increase was driven by a 77% increase in sales of our blood flow measurement devices which increased from $340,000 in 2005 to $604,000 in 2006. The gross margin from our medical devices totaled $3.4 million or 57% of sales in 2006. Importantly, fourth quarter 2006 revenue was $1.9 million, an increase of 32% over comparable fourth quarter 2005 revenue.

In 2006, our development expenses totaled $3.8 million, a decrease of 6% over the prior year. The primary reason for the decrease is that our Lymphoseek development expenses actually declined in 2006 from 2005 as pre-clinical activities begun in 2005 wound down and human clinical trials did not commence until the third quarter of 2006. This decrease, coupled with savings from curtailing our Israeli operations associated with the Quantix products, offset the increase in device development costs related to launching the Bluetooth probes and continuing domestic development activities for the Quantix products. We also continued to effectively manage our general and administrative overhead structure in an increasingly complex business environment for public companies. We closed 2006 with cash and securities of approximately $2.5 million.

In addition to the improvements in our gamma detection device business and the initial encouraging efforts to commercialize our blood flow measurement devices, we advanced the clinical development of our first recurring revenue product, Lymphoseek, to complement and expand our gamma detection device product businesses. The following are some of the research and development milestones achieved in 2006 related to our biomedical and medical device initiatives:

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Acceptance by FDA of an extensive portfolio of non-clinical studies to demonstrate the drug safety of Lymphoseek. The non-clinical studies determined that no toxicity issues were observed or associated with the active drug ingredient of Lymphoseek.

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Authorization from FDA to commence patient enrollment in a multi-center Phase 2 clinical evaluation of Lymphoseek to demonstrate efficacy and to confirm the safety of the product in patients with either melanoma or breast cancer.

▪	Completion of commercial manufacturing development activities and product release validation of final drug product in compliance with current Good Manufacturing Practices (cGMP) conditions.

▪	Receipt of the first lot of cGMP-produced final drug product that is being used in the Phase 2 clinical study.

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Completion of three cGMP production runs of the active pharmaceutical ingredient (API) of Lymphoseek. The API will be used in at least two of the final drug product manufacturing runs of Lymphoseek to support the filing of a new drug application (NDA) for Lymphoseek.

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Commencement of patient enrollment in a multi-center Phase 2 clinical study of Lymphoseek. Enrollment was underway at year-end at four of the five clinical study sites and commenced at the fifth study site in February 2007.

NEOPROBE CORPORATION
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▪	Introduction of a revised blood flow measurement algorithm and updated ultrasound probes for the measurement of blood flow in cardiac bypass graft (i.e., CABG) applications.

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Completion of development activities associated with Bluetooth wireless versions of our gamma detection probe. Introduction of the Bluetooth probes at the ACS meeting in October and commencement of commercial delivery to customers in December.

▪	Receipt of regulatory clearance to commence patient enrollment in two Phase 1 clinical studies of Lymphoseek in patients with either prostate or colon cancers.

With the completion and acceptance by FDA of the Phase 2 protocol amendment and related regulatory submissions, we began during the second quarter of 2006 to seek institutional review board (IRB) clearances through each of the clinical sites and we commenced patient enrollment in the Phase 2 trial in the third quarter of 2006. Obtaining IRB clearances was more time consuming than either the Company or the clinical investigators had forecast or anticipated, but by early February 2007, IRB clearances had been obtained at all of the previously designated Phase 2 clinical sites. Earlier in March, we reported positive preliminary results from the first group of patients in the Phase 2 trial. Lymphoseek identified lymphatic tissue in over 97 % of the treated and evaluable patients. We expect to have complete results from the second stage of the Phase 2 trial during the summer of 2007.

As we work to complete the Phase 2 study and to prepare for the initiation of the Phase 3 studies to support the marketing registration of Lymphoseek in the United States, we are continuing our discussions with the regulatory agencies in Europe to determine the best pathway to seek marketing clearance in the European Union. As a result of those discussions, it is our intention to pursue marketing clearance for Lymphoseek through the centralized regulatory authority for the European Union, the EMEA, in London. We intend to review with the EMEA the Phase 3 protocol design that will first be discussed with FDA with the intention of including European sites in the Phase 3 studies.

Efforts to develop the Phase 3 protocols and to prepare the submissions to FDA to seek their approval of the Phase 3 protocol design are substantially underway and we hope to meet with FDA during the first half of 2007 to discuss and finalize the protocol designs. In addition, we intend to meet with prospective Phase 3 investigators at the upcoming meeting of the Society of Surgical Oncology in March. Further, we intend to expand by a significant number the Phase 3 investigational sites to accelerate patient enrollment and to commence the IRB review and approval process at the earliest opportunity. We believe that the lessons we have learned during the conduct of the Phase 2 trial will prove invaluable in helping us achieve our goals and timelines related to the Phase 3 trial.

We also received FDA clearance in early 2007 to commence patient enrollment in two additional Phase 1 clinical studies using Lymphoseek. The two studies involve patients with either prostate or colon cancers. The studies are being supported with research grants from the National Cancer Institute but are being performed under Neoprobe’s Lymphoseek IND and with drug product supplied by Neoprobe. Activities in 2006 and early 2007 have begun to provide tangible results from all of the efforts that our personnel, our collaborators and our suppliers have made in the development of Lymphoseek.

Although our 2006 development efforts were focused on Lymphoseek, we did not ignore activities associated with our other drug research program, RIGScan® CR. We completed a submission concerning the design of a new Phase 3 clinical study to be conducted in patients with primary colorectal cancer. Our submission included a proposed clinical trial design with objectives to demonstrate prognostic/therapeutic endpoints for RIGScan CR. The clinical study includes both disease-free survival and long-term survival endpoints. FDA invited Neoprobe to seek a special protocol assessment (SPA) of its RIGScan CR Phase 3 study and Neoprobe intends to seek the SPA review of the complete clinical package for RIGScan CR in the first half of 2007.

NEOPROBE CORPORATION
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What do we see in the coming months for Neoprobe Corporation?

▪	Complete patient enrollment in the Phase 2 clinical study of Lymphoseek at cancer research centers in the United States and report results during the summer of 2007.

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Initiate global multi-center Phase 3 clinical studies of Lymphoseek in patients with either melanoma or breast cancer during the second half of this year with the expectation that the results of the Phase 3 studies will support the filing of a NDA for the drug in the United States and support clinical development and product registration activities in Europe.

▪	Continue the clinical evaluation of Lymphoseek in prostate and colon cancers with the goal of expanding the application of lymphatic mapping to these and other tumor types.

▪	Maintain the leadership position of our gamma detection device business to provide consistent or improved financial contribution as compared to 2006.

▪	Grow the revenue contribution from our blood flow measurement products so that blood flow measurement product revenue will exceed 2006 revenue by a significant percentage.

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Continue to support the development activities for RIGScan CR with additional regulatory submissions, continue preparation for the initiation of non-clinical and clinical comparability studies, and commence manufacturing transfer with the assistance of a development partner.

In conclusion, we believe the business and financial prospects and opportunities for Neoprobe have improved significantly as a result of the activities and initiatives outlined above. The commercial opportunities afforded by Lymphoseek will dramatically change the financial prospects for Neoprobe in the coming years. In addition, the potential of our biomedical product and technology initiatives may provide significant revenue opportunities to complement our device and Lymphoseek businesses. All of our products are focused to fulfill our mission of developing and commercializing innovative biomedical products that enhance patient care and improve patient outcome. With your continued assistance and support, we will work to make Neoprobe an innovative biomedical company.

Sincerely,

Dr. Julius R. Krevans, Chairman   David C. Bupp, President and CEO

NEOPROBE CORPORATION
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About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.